Exhibit 99.1

Second Quarter 2014 Earnings

31-July-2014

CORPORATE PARTICIPANTS

Ramses M. Erdtmann – Executive Vice President of Corporate Affairs

Robert W. Duggan – Chairman and CEO

Manmeet Singh Soni – Chief Financial Officer

Maky Zanganeh – Chief Operating Officer

Matt Outten – VP, Commercial Operations

Jesse McGreivy MD – Chief Medical Officer

Urte Gayko – Senior VP of Global Regulatory Affairs

Maria Fardis – Chief Oncology Operations & Alliances

Dana Lee – VP, Drug Safety

CONFERENCE CALL PARTICIPANTS

Navdeep Singh	Jason D. Kantor
Analyst, Goldman Sachs & Co.	Analyst, Credit Suisse Securities (USA) LLC (Broker)

Cory Kasimov	Michael G. King Jr.
Analyst, JP Morgan	Analyst, JMP Securities LLC

Brian P. Skorney	Brian Klein
Analyst, Robert W. Baird & Co., Inc. (Broker)	Analyst, Stifel, Nicolaus & Company, Incorporated

Katherine Xu	Geoffrey Porges
Analyst, William Blair & Co. LLC	Analyst, Sanford C. Bernstein & Co. LLC

Howard Liang	Michael J. Yee
Analyst, Leerink Partners LLC	Analyst, RBC Capital Markets LLC

Matthew J. Andrews
Analyst, Wells Fargo Securities LLC	Mohit Bansal Analyst, Deutsche Bank Securities, Inc.

Matthew Harrison
Analyst, Morgan Stanley

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Pharmacyclics Second Quarter 2014 Financial Results Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to turn the call over to Ramses Erdtmann. Sir, you may begin.

Ramses Erdtmann – Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

Thank you very much, Operator.

Thank you all for joining us to our quarterly conference call.

With me are select members of our Executive Team.

During the call today, we will hear from our CFO, Manmeet Soni, our CEO and Chairman Bob Duggan, and our Chief Operating Officer Dr. Maky Zanganeh.

Before we start, let me remind you that this non-confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics, including expectations regarding Pharmacyclics’s financial performance, commercial   products and potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of Pharmacyclics’s product program, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors and those factors, detailed in Pharmacyclics’s filings with the SEC, such as the 10-Q, 10-K and 8-K reports.

I would now like to turn the call over to our CFO Manmeet Soni.

Manmeet Singh Soni – Chief Financial Officer, Pharmacyclics, Inc.

Thank you, Ramses.

Good afternoon everyone.  Thank you for joining us on today’s conference call. Today, I will provide you with a detailed financial overview for the 2nd quarter results.

We are extremely pleased with our strong performance during the second quarter. We are on track with our strategy of investing in IMBRUVICA launches and strengthening our pipeline through increased R&D investment, while continuing to improve shareholder value through excellent growth of our top-line results.

Earlier this week, we announced regular, or full, FDA approval of IMBRUVICA for CLL patients who have received at least one prior therapy, and, for all patients with deletion 17p CLL. This event triggered $60 million in milestone revenue, which will be recorded in the third quarter. With this great start to the second half of the year, we also expect continued commercial performance for the remainder of 2014.

Our net product revenue for our second quarter was 109.5 million, as compared to 56.2 million in the prior quarter. The second quarter represented our first full quarter of product revenue for both CLL and MCL indications.

Our inventory in the distribution channel at specialty pharmacies and specialty distributors has increased from $7.4 million at the end of the first quarter to approximately 12 million at end of second quarter. Though, our net product revenue increased by 95% sequentially, our channel inventory increased only by 62%.

Turning to expenses, our non-GAAP R&D expenses for the second quarter were $37.5 million, as compared to $29.8 million in the first quarter of 2014. This increase is due to the expansion in our research and clinical trial activities.

Our Non-GAAP SG&A expenses increased to $36.2 million for the second quarter of 2014, as compared to $27.7 million in the first quarter.

The increase in SG&A expenses was primarily due to the expansion of marketing activities in Europe by our collaboration partner, Janssen, in anticipation of IMBRUVICA approvals.

As reported today, our net expenses under the collaboration agreement with Janssen were only $6 million during the second quarter, as compared to $17.5 million in the first quarter of 2014. This decrease was due to U.S. IMBRUVICA net product revenue offsetting expenses incurred under the partnership during the quarter.

As of June 30, 2014, we had an additional $65.7 million available in Excess Amounts.  During the quarter ended June 2014, we did not record any Excess Amounts as we did not reach the $50 million annual expense cap under the collaboration agreement.

Under the agreement, we split pre-tax profits from IMBRUVICA sales on a 50/50 basis. Janssen’s share of pre-tax profits is recorded as a cost of collaboration in our P&L. For the second quarter of 2014, based on 50% of IMBRUVICA US net product revenue less 50% cost of goods sold, we recorded $50.1 million as total cost of collaboration expense.

For the second quarter of 2014, our 40% share of direct IMBRUVICA R&D expenses and our 50% share of direct IMBRUVICA SG&A expenses amounted to $30.1 million and $26.0 million, respectively, totaling $56.1 million in direct IMBRUVICA - related operating expenses.

We closed the second quarter of 2014 in a strong financial position with $678 million in cash, cash equivalents and marketable securities as compared to $636 million as of December 2013.

In addition, we have already earned $120 million in milestone revenue this year and expect to earn further milestone revenue for the remainder of 2014 upon the approval of IMBRUVICA in Europe.

Turning to our expenses guidance, we expect Non-GAAP R&D expenses to continue to increase in the coming quarters as we expand our clinical trial and research activities for both the collaboration and non-collaboration development programs.

We also expect that our Non-GAAP SG&A expenses will increase due to the expansion of marketing activities in the preparation of the anticipated commercial launch in Europe.

To date, in addition to the upfront payment of $150 million, the Company has earned milestone payments of $505 million under the collaboration agreement, which includes the 60 million we earned upon FDA approval of IMBRUVICA for deletion 17p CLL patients.

I would now like to turn the call over to Bob Duggan, our Chairman & CEO. Bob?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you Manmeet. At Pharmacyclics, we have a saying, “patients first and science based.” Our commercial revenues and profits are directly tied to the number of patients benefitting from our medicine.

We strive to integrate scientific expertise with exceptional administrative talent in order to identify and control, design, develop and commercialize novel medicines that resolve serious unmet medical healthcare needs around the world.

Our scientific and administrative competencies shape the pillars of our current and future success.  The excellent commercial revenue and balance sheet strength reported today are manifestations of the powerful team we continue to assemble at Pharmacyclics – all of whom have been working with incredible focus and energy to deliver on our mission.

We function in a heavily regulated business environment.  We actually enjoy the process.

As many of you have seen over the past week, we’ve announced two significant regulatory decisions.  On Monday, we received U.S.A. FDA approval, full approval, on IMBRUVICA for CLL patients who have received one prior therapy, and a new indication, which is IMBRUVICA’s third indication, for CLL patients with deletion of the 17p the short arm chromosome 17p, including treatment naïve and previously treated deletion 17p CLL patients.

In addition, last week, IMBRUVICA received a positive recommendation for full marketing approval in CLL and MCL in Europe by the Committee for Medicinal Products for Human Use, or the C-H-M-P. Our thanks go to our partner, Janssen, and their global regulatory team, as well as Pharmacyclics’s global regulatory team, whose collaboration on this event was, once again, executed extremely well.

As you listen through the remainder of this call, particularly to the commercial and clinical updates, I want you to focus on a few key value drivers for IMBRUVICA: Overall Survival, Progression-Free Survival, Response Rate, Durability of Response, Safety, Tolerability, and Low Discontinuations. Clearly and empirically, IMBRUVICA stands apart from other CLL treatments in the marketplace.

Prescriber and patient response has been, and continues to be, extremely positive and encouraging, as you’ve heard from the results reported today.

Our commercial organization executed quite well on our objectives to maximize outreach to target prescribers in the midst of a succession of label updates and launches, and to facilitate patient access to IMBRUVICA through a variety of programs which are well positioned to get patients started on therapy and to help them stay on therapy. We believe our patient access programs are among the most extensive and appropriately generous for oncology patients.

Now let me turn your attention to more success. Great products generate buzz. Buzz is defined as positive, enthusiastic word-of-mouth dialogue. Clearly, this phenomena drives product uptake. That is exactly what IMBRUVICA experienced these past two quarters.

I’m sure you all know that our Phase III RESONATE trial data made its debut at ASCO, along with a simultaneous publication in the prestigious New England Journal of Medicine.  IMBRUVICA news dominated share-of-mind at this important scientific meeting.

Moreover, our data were included in the ASCO Press Briefing, an honor reserved for fewer than 2% of the over 5,000 abstracts presented in 2014, and will continue to be featured in the 2014 “Best of ASCO” meetings which highlight the most relevant, cutting-edge science from the annual ASCO meeting.

In addition, the response by ASCO leaders and practicing oncologists was overwhelmingly positive. The President of ASCO, Dr. Cliff Hudis described the RESONATE data as “remarkable.” Other ASCO leaders described IMBRUVICA as “a huge step forward,” practice changing, and transformative to the treatment of CLL.

Adding to that enthusiasm, IMBRUVICA data dominated media coverage during ASCO, with over 90 original articles generated and coverage by all the major news wires.

The RESONATE trial also received the highest scientific recognition at the Annual Congress of the European Hematology Association in June, as the data were presented in the Presidential Symposium to approximately 4,000 hematologists.  These successes are great examples of exquisite execution by the clinical research, clinical ops, and medical affairs teams.

So, as you can see, this is great forward momentum and really speaks to the entire organization’s commitment to deliver on our pillars for our success.

Now, I’m going to turn it over to Dr. Maky Zanganeh, who will give you more insight into our drug design, development and commercial activities, progress and successes.

Maky?

Maky Zanganeh – Chief Operating Officer, Pharmacyclics, Inc.

Thank you, Bob. Welcome to our quarterly conference call.

Today, I would like to provide more insight into our clinical development plans and how they translate to regulatory and long-term commercial success.  We're making exceptional progress in building our pipeline and, thereby, building our future.

During this last quarter, we continued to make our Hematology franchise even stronger with important new clinical data. IMBRUVICA data were presented at three prestigious scientific conferences: the American Association for Cancer Research, or A-A-C-R, the American Society of Clinical Oncology, or ASCO, and the European Hematology Association, or EHA. During these conferences, IMBRUVICA was featured in four oral sessions and in 14 posters covering results in seven histologies. The clinical data validated IMBRUVICA’s broad efficacy, established its long-term potential in CLL and confirmed its benign safety profile.

Now, let me provide you with a brief historical perspective. In January of 2012, after we signed our partnership agreement with Janssen, we began with the development of our first Phase III study. At that time, we had seven Phase I and Phase II clinical studies in progress. You can see this on Slide 13 of the conference call deck which is uploaded onto our website.

By the summer of 2012, we had enrolled our first patient in the RESONATE study, our first Phase III trial, and two years later we gained full FDA approval. During the past 2 ½ years, we have expanded our IMBRUVICA clinical program to 50 studies, of which 12 are Phase III registration trials.

You can also see a similar trend in the number of patients enrolled in our studies. These numbers have grown seven-fold from January 2012 through today. Today, we have over 3,300 patients enrolled in our IMBRUVICA clinical studies.

We are pursuing eight different types of hematological diseases within our clinical studies: Chronic Lymphocytic Leukemia, or CLL; Small Lymphocytic Lymphoma (SLL); Mantel Cell Lymphoma, or MCL; Waldenstrom’s; Follicular Lymphoma, Diffuse Large B Cell Lymphoma (DLBCL); Multiple Myeloma, and; Marginal Zone Lymphoma.  You can see these various diseases and their stages of development on Slide 15.

As we complete enrollment in these 50 company- and investigator-sponsored clinical studies, we will have enrolled over 7,200 patients.  This investment in our development program shows our confidence in the value of IMBRUVICA and the benefits it brings to patients, clinicians, payers and to society.

We are making really outstanding progress in developing and building one of the highest potential pipelines in Hematology. The acceleration and expansion of our existing clinical platform is essential to our long-term growth strategy. Now, let me outline some of the key clinical trials that will accelerate our impact in the Hematology field.

As we have said in prior calls, we are aiming to significantly expand our labeled indications each year. In the next 12 to 18 months, we expect the following updates from several of our clinical programs at upcoming conferences: single-agent IMBRUVICA in relapsed/refractory in deletion 17P CLL, in Mantle Cell, in follicular lymphoma, in Multiple Myeloma, as well as IMBRUVICA in combination with BR in relapsed/refractory CLL and MCL, and single-agent IMBRUVICA in front-line CLL.

Our clinical plan is expanding as we actively discover further scientific rationale and applications for use of IMBRUVICA in other B-cell mediated diseases. For example, in April of this year, at the AACR Meeting, IMBRUVICA was presented in a symposium, as well as in three oral sessions and in six posters. Highlights from the meeting included two pre-clinical presentations showing the impact of IMBRUVICA in two new indications: Graft-versus-Host Disease or GVHD and HER-2 positive Breast Cancer.  We have since started to enroll our first GVHD clinical study in an effort to help all patients with complications that can occur after a stem cell or bone marrow transplant. In addition, we are further exploring the use of IMBRUVICA in solid tumors in pre-clinical studies.

Since 2006, we have built our in-house understanding of the BTK pathway and its impact on cell survival. We have worked very diligently, primarily over the past four years, on developing a BTK Inhibitor to also address autoimmune diseases.  This year, our first candidate has moved into the clinic, finished initial dose escalation and is being investigated in R-A patients. We will provide an update of this existing new clinical candidate in the first half of 2015. In addition, we have several other development candidates in our BTK Autoimmune Program that we expect to advance toward an IND by the end of next year.

Turning now to our clinical development plan on Slide 16, you will note it is quite broad.

We address the needs of patients across all stages of therapy, with IMBRUVICA being used either as a single agent or in combination.  So far, we have approval in two of these eight diseases, CLL and MCL.

In December 2013, we received the “Best of ASH” recognition for our Phase II Waldenstrom’s data.  Last month, we presented these data to the FDA and plan to file for accelerated approval for this indication by the end of the year.

Waldenstrom's is a rare type of lymphoma for which there is no approved therapy. In the US, there are approximately 12,000 patients, with 1,500 new cases reported each year. Waldenstrom’s is a disease of the elderly and the median survival is approximately five years.

Let’s now take a closer look at where we are today with our most advanced indication: CLL. CLL is a slow growing blood cancer. It is the most common adult leukemia in the Western World and predominantly a disease of the elderly. The prevalence of CLL in the US is approximately 120,000 patients and growing with an aging population. Based on IMS data, over the past 12 months, approximately 23,000 patients started treatment for CLL for the first time. We estimate the non-US markets to be somewhat larger than the US.

We aim to help all CLL patients throughout their disease experience and our trials are designed to capture the various groups of disease manifestations. Please turn to Slide 17 for an overview of our CLL program and patient characterization.

This overview shows our CLL clinical development program, capturing patient heterogeneity. We have trials designed to support previously treated and treatment-naive CLL patients, with or without combination therapy, and high-risk as well as watch and wait CLL patients. As a company, we are committed to ensuring that IMBRUVICA is available to CLL patients at any stage of their disease.

Let me now turn to the Commercial aspect of our business. We have actively been selling IMBRUVICA in the US since November 13, 2013, so that is about two and ½ quarters. Our first approval in MCL was followed by the CLL approval in February of this year. Critical to any launch is reimbursement.  To date, our coverage is very strong. CLL and MCL patient access to IMBRUVICA has been greatly supported by payors.  We had over 98% coverage and reimbursement of IMBRUVICA for the prior FDA-approved label, and we expect the same with the new label.

Also, our sales representatives were in the field calling on customers on Day One of approval.  Since that time, we have interacted with our target physicians, and have had repeated interactions with many of them. Our target market in the United States is approximately 10,000 prescribers.

Since our first approval, we have taken the CLL and MCL markets by storm. Today, we are the preferred treatment in our labeled CLL indication with roughly 36% market share, and in Mantle Cell we are at 40% market share of the total treated on-label patients in the US. On Slide 18 you can see this trend and the overwhelming use of IMBRUVICA in this short time period.

Our brand awareness with physicians is reflective of this trend, as well. Today, overall 85% of physicians are aware of IMBRUVICA. With the advances we are making in these indications, we are building a market-leading Hematology franchise. The penetration and awareness we are creating are just some of the metrics that give us confidence that our team is fully capitalizing on the existing opportunity of building a new market for our new and innovative oral agent.

All this awareness also has led to a tremendous increase in patients benefit-ting from IMBRUVICA. We see on Slide 19 the bottles shipped to date in the U.S., growing from 6,900 in Q1 to 13,400 in Q2, representing nearly a 100%, quarter-over-quarter growth.

These accelerated shipments turn into revenue with a similar growth path. Today, we are reporting net revenue of $109.5 Million in our second full quarter of sales. Our revenue in the first quarter was $56 Million, our quarter-over-quarter growth is nearly 100%, as well.

Let’s now put our early commercial success into context. How does this revenue compare to other drug launches in the oncology space? We have looked at initial trajectories of the largest selling oncology drugs today: Avastin, Revlimed, Zytiga and Xtandi, and we have included well known therapies like Gleevec, Rituxan and Herceptin.  Slide 20 shows the first four quarters of launch revenue of these top US oncology drugs. As you will see, IMBRUVICA currently ranks Number Two in this group of highest-ever selling oncology drugs.  This is a very impressive accomplishment of which we, at Pharmacyclics, are all extremely proud.

We have built a first-class commercial organization that has worked tirelessly over the last nine months to bring IMBRUVICA to physicians and to make it available to patients. Along with our medical science liaison team, we have broadly educated and informed the field about IMBRUVICA as a new standard of care for hematological diseases. With our new label, which was approved just three days ago and about three months ahead of schedule, we are now able to discuss overall survival and progression-free survival benefits when compared to ofatumumab. We believe that this label will serve as the foundation for a strong and sustainable franchise for the future and become the standard of care in the histologies we address.

We are extremely pleased with our second quarter performance and the momentum we have in the business across all of our major drivers as we move into the second half of the year. The underlying trends we built coming out of Q1 drove our Q2 results and we feel great about the start we already see for Q3.  Our teams are delivering strong execution today while we continue to strategically build on our investments for the future.

I would now like to turn the call over to Bob. Bob?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Maky, for this helpful overview.

When you look at these trends, in particular the last graph, it helps you to put our launch into context. This is a very successful launch by any measure and we are working toward continuing to execute nicely as we have over the last eight-and-a-half months. Clearly, with everything reported today, our earlier revenue guidance is no longer valid. Because our business is in a very dynamic stage and our growth is strong and our achievements on all fronts – operationally, clinically, and commercially – are ahead of schedule, we will not be providing further revenue guidance at this point. Operator, would you please open the floor for questions now?

QUESTION AND ANSWER SECTION

Operator

[Operator Instructions] Our first question comes from Navdeep Singh of Goldman Sachs. Your line is open.

Navdeep Singh - Analyst, Goldman Sachs & Co.

Hey, guys. Congrats on the great quarter. Really solid sales growth. But quick question on market dynamics. Are you seeing IMBRUVICA being used in earlier and earlier CLL patients and has this led to an improvement in discontinuation rate and you're seeing better duration of therapy? And then are you seeing patients that aren't being really treated seeking for treatment? So basically, is IMBRUVICA's availability growing the CLL market? And then I have a quick follow-up.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Let me turn to Jessie to provide you some answers for that. Are you comfortable, Jessie, on that?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Sure. I'll give it my best shot on that. It's hard to give guidance on the patients that we've treated in the commercial setting. I can refer to the data that we published and we clearly see better outcomes in the earlier a patient goes, in particular on CLL, for example, in more advanced kinds of therapy we have very good durations of response. But even the treatments go earlier, the durations and the progression-free survival curves improve relative to those who had more prior therapies. So we can say that from our clinical data. I don't think we can comment relative to the commercial data yet, but we're obviously looking at that.

Navdeep Singh - Analyst, Goldman Sachs & Co.

And then on the market, are you seeing more patients seeking treatment, so basically the CLL market growing?

Matthew Outten - VP, Commercial Operations Pharmacyclics, Inc.

Yeah. Hey, this is Matt. I mean, yes, I think is the best answer to give. I think when you get three indications within nine months it can make the datasets a little difficult to interpret. We're certainly very excited, and I would go as far as to say enthusiastic by what we're seeing with the data. However, and you had asked about compliance rates and sort of the overall numbers. It's I think a little early to tell you definitively what they're doing other than to your initial say that yes, it is improving and it is going up.

Navdeep Singh - Analyst, Goldman Sachs & Co.

Okay. That's very helpful. And just a housekeeping question, so the IMS capture rate for the weekly data that comes out, it seems like it's fluctuated a bit. In Q1 the capture rate was about 80%. In Q2 the capture rate seems to have fallen down to about 70%. How should we be thinking of the capture rate going forward? Is IMS getting worse at capturing IMBRUVICA prescriptions?

Ramses Erdtmann – Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

A wonderful question, Navdeep. As you know and we all know they are not capturing all channels, and they are estimating. And they are sometimes over and underestimating. The, I think a good number, and we've talked about it in the past, is sort of the monthly review that comes out from some of these sources. The weekly numbers fluctuate more than the monthly numbers in terms of their actual versus estimate. Their capture ratio is better on a monthly basis I think. But in general it's an estimate, and the estimate fluctuates, and it's up to their business rules.

Navdeep Singh - Analyst, Goldman Sachs & Co.

Okay. Go ahead. Sorry.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Yeah. Navdeep, this is Manmeet. I will add one more thing. The best numbers that I could say is the shipments revenue, which we tell you on the quarterly basis, is from our selling model. Those are the best numbers which you could get on a quarterly basis.

Navdeep Singh - Analyst, Goldman Sachs & Co.

Okay. That's helpful. All right, guys. I'll jump back in the queue. Congrats on the quarter. Thanks.

Operator

Thank you. Our next question comes from Cory Kasimov of JP Morgan. Your line is open.

Cory Kasimov - Analyst, JP Morgan

Hey. Good afternoon, guys. Thanks for taking my questions, and congratulations on a really strong quarter. I guess first of all I'm interested in feedback you're getting from the field. Can you comment as to whether there has been any sort of a noticeable change in the reception of IMBRUVICA by the medical community, post the formal presentation of the RESONATE data at ASCO that you were discussing?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Well, the answer is yes. I think it is a very, very very positive reception. I think people are somewhat amazed that on the 17 deletion, the 17p side, we've achieved front-line although in our opinion, it’s very well deserved. Clearly OS in versus ofatumumab is a real confidence generator, so the answer to your question is yes. The feedback is excellent.

Cory Kasimov - Analyst, JP Morgan

Okay. And then, I guess this sort of a follow-up to Navdeep's, one of his prior questions, there’s been a lot, there was recently a lot made about the FDA's errors database so I guess I'm wondering what you've seen in terms of the real world dropout rate relative to your clinical trials from a side effects standpoint?

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

Just a second, who will, is it a clinical question? Or a commercial question? Cory, can you repeat exactly your questions because the team wants to know who would answer it properly the best. Because you ask more you say FDA error, database?

Cory Kasimov - Analyst, JP Morgan

Well, yeah, but it's more in the real world dropout rate you're seeing. As some investors have made some noise recently around the adverse event reporting to the database that the FDA maintains and how that is having any sort of impact in kind of a real world commercial setting?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah. I mean I think how I can speak to that, this is Jesse again, thanks for the question, Cory. Really we have numerous trials at this point, what we've published across multiple spaces, monotherapy, combination therapy, hundreds of patients of data now looking at CLL, other indications and we can see that the durability is truly remarkable. Even in the worst case scenarios of the patients with the worst set of genetic features, heavily pre-treated at multiple years out, 60% or more are still on drugs. So, and then if you look at patients with a normal set of genetic abnormalities or no set of genetic abnormalities, tremendous durability and really multiple trials reinforcing that data.

And Matt, maybe you can comment on the commercial side?

Matthew Outten - VP, Commercial Operations Pharmacyclics, Inc.

I was just going to add, Cory, you know I think what people have been more interested in and more impressed with are the very low discontinuation rates, 5%, and a very low dose reduction of only 6%. So when you think about a drug that now has overall survival in the label along with the tolerability of low single-digit dropouts. That combination, I think has gotten people very excited, and then it's sort of like, what do we want to talk about? Because then you throw on top of that the first and only indication and duration for 17p for any line of therapy, and that's sort of the one/two/three punch that gets physicians and patients really excited and upbeat about the new label and IMBRUVICA in general.

Cory Kasimov - Analyst, JP Morgan

All right. Sounds great. Thanks for taking the question.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator

Thank you. Your next question comes from Brian Skorney of Robert Baird. Your line is open.

Brian P. Skorney - Analyst, Robert W. Baird & Co., Inc.

Hey. Good afternoon, guys, and congrats on a really, solid quarter. I guess, just to start on slide 18, if you could give me some more color on that. Are saying that 36% relapsing CLL patients started IMBRUVICA in the quarter, or 36% of patients who have relapse CLL are on IMBRUVICA? Is that sort of a percentage of incidence or a percentage of prevalence?

Ramses Erdtmann – Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

Hey, Brian. It's a review of all those that were treated that for instance IMS or any of these databases captures, and then it looks at all of those that were treated, how many received in 2-Plus, meaning in second line plus, that would be third, fourth and everything else. How many of those received IMBRUVICA.

Brian P. Skorney - Analyst, Robert W. Baird & Co., Inc.

Okay. Great. And then I just wondered, Jesse, do you have any thoughts of the success of GSK's PROLONG study, and if you think this provides any sort of insight into the argument going on between sort of the acute treatment and the maintenance treatment of chronic lymphocytic leukemia?

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah. Thanks, Brian. Good question. Actually from my end, I'll probably say no. I don't think, we don't see it's a major impact. So that'll be my answer.

Brian P. Skorney - Analyst, Robert W. Baird & Co., Inc.

Okay. Thanks, guys.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator

Thank you. Our next question comes from Jason Kantor of Credit Suisse. Your line is open.

Jason D. Kantor - Analyst, Credit Suisse Securities

Thanks for taking my call, and again, congratulations on a real solid quarter. A couple of things, on the bottle count numbers that you gave on one of our slides. Are those actual bottles that you've shipped out? Does that include the inventory or is this just what IMS is capturing? What exactly are those numbers, is the first question? And then, also, separately, on the autoimmune program that you say you've put into phase 1, are you saying that that has now passed a safety hurdle, and if so what was the basis for moving it into other studies? Or are you saying that it's in a doss isolation trial and awaiting that data? It wasn't clear.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Hi. This is Manmeet. I'll take your first question on the bottle. So that is all revenue genertng shipments which happen and includes inventory in the channel. Does that answer your question?

Jason D. Kantor - Analyst, Credit Suisse Securities

Yes.

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah. This is Jesse. Jason, I'll take the second question on the autoimmune study. No, we're not saying that it's crossed a safety hurdle. We have completed enrollment in the healthy volunteer portion and it's in the patient portion of the study now and going through cohorts there. So it's in the dose escalation [indiscernible] [with patients] now, but we have not really seen that it's cleared safety from that perspective. We'll have a, as the team mentioned, an update on that first part of next year.

Jason D. Kantor - Analyst, Credit Suisse Securities

And then if I could just ask one follow up. You've spoken in the past about the sort of the breadth of prescribers and trying to get out into the community, doctors, what can you say over the course of Q2 in terms of how that might have been playing out on and where your biggest growth opportunities are for those who maybe are not prescribing it currently?

Matthew Outten - VP, Commercial Operations Pharmacyclics, Inc.

Yeah, Jason, I mean I think, and we've talked about some of these numbers before. There probably, our best estimates are about 13,000 oncologists in the market and we target about 10,000 of those target. And assuming a split of about 70% in the community, 30% in the academic setting, so for competitive reasons we don't disclose the exact number of these doctors that we've reached. But what I would tell you with confidence is that we consistently hit the overwhelming majority of our targets and that as launch has gone on, we have gotten better and better access and the education to the doctors of IMBRUVICA is going extremely well.

Jason D. Kantor - Analyst, Credit Suisse Securities

Perfect. Thanks.

Operator

Thank you. Our next question comes from Katherine Xu of William Blair. Your line is open.

Katherine Xu - Analyst, William Blair & Co. LLC

Great. Good afternoon. I'm just curious about how much inventory was included in the Q2 number? And also, can you provide some details on the European commercial plan?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

I'll take the first question. There was approximately $12 million in the channel as of quarter end.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Maky, European plan?

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

The European plan on the regulatory?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

No it's commercial.

Katherine Xu - Analyst, William Blair & Co. LLC

Commercial.

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

On the, I'm sorry. On the commercial JBI is running all of the commercial of X-U.S. and we saw all of their plans. They are really launch-ready at this point. But I believe that after approval we have a better perspective to really describe what exactly they are doing.

Katherine Xu - Analyst, William Blair & Co. LLC

So we're looking at probably September and October approval there?

Urte Gayko – Senior VP of Global Regulatory Affairs , Pharmacyclics, Inc.

Yeah. From the regulatory side, I think that it's a good target. So you know we just got the positive CHMP opinion. In average it takes approximately two to three months to get the remaining step to get the full regulatory approval that spans all 28 countries in the EU community. And right after it's basically approved and then immediately all the activities for reimbursement will initiate which generally speaking span somewhere between two months up to a year in these various countries. And so we anticipate that the roll out that Janssen is leading obviously in these countries will immediately initiate and then roll out by these different European 28 countries.

Katherine Xu - Analyst, William Blair & Co. LLC

Thank you.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

It means we have a very robust commercial program and we're very confident that they're going to achieve a high level of success. We're about a year ahead of them but they're going to run harder to try to catch us.

Operator

Thank you. Our next question comes from Mike King of JMP Securities. Your line is open.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Hi, guys. Can you hear me okay?

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

Yes.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yes Mike.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Let me add my congrats on the great quarter. I just wanted – a couple mechanical questions, just curious, maybe Manmeet can comment about the accounts receivable. The number that you got for the quarter's a little over $45 million so I'm just wondering if there are extended terms that you're offering to distributors during the launch? Or is that a number that you expect to carry as a proportion of sales going forward?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

I think it's the proportion of the sales and it's primarily we don't – we're not extending any extended credit terms right now.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Okay. And then just to follow up on Katherine's question about Europe, should we think about having some nominal number in our estimates going forward for the rest of the year for your royalties on European sales from Janssen?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

We share profits, not royalties, on European sales from Janssen.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Shall we build those in to our expectations?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Definitely.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Yes.

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

By year-end, definitely. Yes.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Okay. Great. And then, Bob, just curious about your philosophy about why this quarter – you gave guidance on the launch quarter. Now you've obviously got a robust label and I would expect accelerating sales on a sequentially quarterly basis. Why the thought about not providing guidance for us for the remainder of the year?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Well, I think I gained enough fame or ignominy for my last quarter's projections, so going into this quarter, you know us well enough that you can agree with what I'm about to say. We shoot for the stars, sometimes we hit the top of the trees, and we are very enthusiastic about what's happening. To be very realistic, it's very, very difficult to predict exactly how that's going to turn out.

We’re doing quite well, so at the end of the day we decided instead of putting a number out that we could beat, or we might not beat. You have weekly numbers from IMS those aren't too bad, you've got monthly numbers. Those allowed one analyst to get pretty close to what we did. So you do have that support, and we're going to work our best to keep all of our attention on generating the best numbers we possibly can. And we think that's probably the best way for us to operate for the foreseeable future.

Michael G. King, Jr. - Analyst, JMP Securities LLC

Okay. Thanks very much. I'll get back in the queue.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Sure. Thank you.

Operator

Thank you. Our next question comes from Brian Klein of Stifel. Your line is open.

Brian Klein - Analyst, Stifel, Nicolaus & Company, Incorporated

Hi. Thanks for taking my question, and congratulations on the quarter. So I’m just trying to get a little bit more clarity here on the net product revenue of $109 million if we back out the inventory build. Can you provide a sense of what percentage or what amount of that is due to new prescriptions versus refills?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Sure. Brian, this is Manmeet. I will answer you partially aware that out of the $109.5 million recognized during the quarter, there was $12 million inventory but there was $7.4 million in the last quarter, so you would note that there is only an increase by $4.6 million during the quarter. So that means we had approximately $105 million of net demand revenue for the quarter which is approximately more than 100% increase on $52 million which was the first quarter of 2014. And obviously, it should be coming from the new prescribers because we entered the $52 million, but we don't have too real data where I can answer your second question.

Brian Klein - Analyst, Stifel, Nicolaus & Company, Incorporated

Got it. I'm just trying to figure out if there was a drop off in patients and so you had more than 100% increase in new demand, but you had some loss from patient's not filling their several months.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

I don't have data to comment on that.

Brian Klein - Analyst, Stifel, Nicolaus & Company, Incorporated

Okay. Great. Thanks a lot.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome, Brian.

Operator

Thank you. Our next question comes from Howard Liang of Leerink. Your line is open.

Howard Liang - Analyst, Leerink Partners LLC

Great. Thanks very much and congrats. I have a couple of questions on two Phase II studies and then I have a follow-up, financial. The DAWN study, which is the Phase II in follicular lymphoma, the readout in the second half of 2015, does it have a minimal follow-up period that otherwise takes so long to read out? And then for the I/R, imbrutinib Rituxan combination versus I study, when will be the earliest time that we could see study results?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Maria?

Maria Fardis - Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Thank you, Bob. Thank you, Howard. For the DAWN study, F/R 2002 the follow-up period could be as short as 9 to 12 months. That's why the guidance for the second half of 2015, or mid 2015. And this is a J&J study. The I/R versus R. Can you elaborate on which specific I/R versus R study you are referring to?

Howard Liang - Analyst, Leerink Partners LLC

The MD Anderson. Whichever would be the earliest to read out, I guess.

Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yeah. So with regard I plus Rituxan versus ibrutinib study, that's a trial that's being run by Jan Burger. It's an IST trial at MD Anderson. So it's difficult for us to comment on timelines. We know it's going very well. We've had discussions with him. It's enrolling quite briskly. And beyond that, it's hard to provide specific guidance, because we're not running the trial.

Howard Liang - Analyst, Leerink Partners LLC

Okay. And then the financial question. What was the gross to net in the second quarter? And how is it trending? And can you talk about what additional channels that you have more of in the second quarter so that there's a change in IMS capture rate?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

So on your first question, gross to net was approximately 9% for the second quarter, which was less than first quarter, which was probably due to Medicare patients reaching their annual max of donut hole. So we saw a reduction of charge over there, and that's why it reduced. And we expect for the second half of the year that it should be a low double-digit number, which we had very similar during the first quarter. On your channel question, there was no change specifically in the channel. But there is a mix always changing. People keep changing from SP to SD and we can't control that. And we don't have even that level of visibility. As you know, we don't get the SD level data, distributor level data. So I can't comment on the change. And the IMS capture rate, we don't have visibility on that.

Howard Liang - Analyst, Leerink Partners LLC

Thank you very much.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator

Thank you. Your next question comes from Geoffrey Porges of Bernstein. Your line is open.

Geoffrey Porges - Analyst, Sanford C. Bernstein & Co. LLC

Thanks very much for taking the question. And congratulations on all the progress. The first question was I don't know the process about this, but we all seem to be a little confused about expenses, particularly the change of profit-sharing. And I understand not given guidance on revenue. But could you give us some guidance as to what you think your expenses are going to be for the full year? Given the trend, I mean there's been a step up, and we understand why the step up is, but that would be very helpful. And could you talk a little about clinical development plans? Do you have any thoughts about studying IMBRUVICA with other small-molecule kinase inhibitors? Are there, what your partner might have? Or other companies might have? And then lastly, what should we anticipate as the next major indication notwithstanding Waldenstrom's? Does it look more likely to be follicular? Or would you anticipate DLBCL being the major indication? Thanks.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Maria?

Maria Fardis - Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Sure. I can answer the second part of your question. On the clinical development plan, we definitely have a very broad development program. A number of them are clinical studies that are sponsored by PC Pharmacyclics or Johnson & Johnson, as well as investigator sponsor trials. As part of our investigator sponsor trials, we do have combinations with potentially other small-molecules including, kinase inhibitors. As part of the clinical development program that is sponsor studies, we are not going down the route quite yet. There needs to be enough information for us to be able to predict design of studies of that nature.

In terms of our next indication, a clear one as we talked today is the Waldenstrom's. We continue with our programs towards progress in frontline CLL, as well as combinations as Maky noted. In CLL indications and as data surfaces, follicular lymphoma could be our next indication.

Geoffrey Porges - Analyst, Sanford C. Bernstein & Co. LLC

Great. Thank you. And then on the expenses?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Yeah. So this is, Manmeet. So, if you would see our non-GAAP SG&A expenses from Q1 of 2014 into Q2, increase from $27.7 million to $36.2 million. So it's approximately a good jump of 7 sorry $8 million to $9 million dollars over there. So I would expect that it should continue to increase as we expand our launch activities in Europe, which will primarily be done by Janssen, but we will share the 50% cost of that.

Geoffrey Porges - Analyst, Sanford C. Bernstein & Co. LLC

Okay. And then on R&D?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

I would say similar, if you see Q1, we spent approximately $30 million non-GAAP R&D, which was $37.5 million a gain of around $7.5 million, $8 million increase, so I would say it will also increase as I mentioned in my script.

Geoffrey Porges - Analyst, Sanford C. Bernstein & Co. LLC

Great. Thank you very much. Very helpful.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Geoff, with regard to follicular. Early on when we did all comers we dosed 12 follicular patients, we had three stables, three PRs, three CRs and as I look at all the data coming across my desk I don't see a reason why that those statistics aren't going to hold true to the future. Time will tell specifically. We'll report out as Maria said, but internally we're very optimistic and encouraged about follicular.

Geoffrey Porges - Analyst, Sanford C. Bernstein & Co. LLC

Right. Thank you, Bob.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome, Geoff. Next question, operator? Operator?

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

We lost her.

Ramses Erdtmann – Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

Operator?

Operator

Sir, one moment.

Ramses Erdtmann – Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

Okay.

Operator

She’ll be with you in just a moment. I apologize for the inconvenience.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

All right.

Operator

Thank you. And our next question comes from Michael Yee of RBC Capital. Your line is open.

Michael J. Yee - Analyst, RBC Capital Markets LLC

Hey. Thanks. I thought you were going to end the call without me. In all seriousness

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

We wouldn't ever think of that.

Michael J. Yee - Analyst, RBC Capital Markets LLC

Come on, Bob, I love you too. Two questions, one, two questions, one is the DAWN study which brought up earlier, looking through your clinical program, could that study be some sort of Phase II pivotal study in follicular no different than the study that Gilead filed on? I saw that you are looking at double refractory patients. So can that be a filing on that study in 2015 or 2106. And the second question is when you look at slide 18 which was also brought up earlier, the market share questions, roughly speaking if you're saying you have 36% share in second line CLL, should we gross that up and imply that you're going to do $110 million divided by 0.36 is $320 million? Do you think that that's a quarterly CLL number if you had a 100% market share? Or is my math wrong?

Ramses Erdtmann – Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

I don't get that, that calculation.

Michael J. Yee - Analyst, RBC Capital Markets LLC

If you have a 100% share, if you have a 100% share what would your CLL then look like.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Michael, this is Manmeet. Yeah. I'll answer that question that as we have expansion in our label after the quarter end we also so that will impact our growth and also we will expand the market. That's our belief and strong belief in that. But we can't assume it right now. What you did is a pure mathematical calculation of just calculating based on what we did in Q2 which is possible. It was just it didn't have the full 17p. It was growing. We are still expanding, and the market will expand.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You probably read in the San Francisco Chronicle a few weekends ago, the CEO of Uber was asked how well are you doing in San Francisco Taxi business and how do you explain it? He said there's $150 million in taxi business in San Francisco. He said we're doing about $500 million because we are not delivering what the taxi cab drivers delivered. So IMBRUVICA is not delivering what previous medications delivered, it's far more. So this dynamic, as Manmeet was intimating, is, this dynamic is very positive into the future. We're going to do our best and capture and resolve as many of these unmet needs as we can but we see the potential being far greater than it's ever been.

Michael J. Yee - Analyst, RBC Capital Markets LLC

Perfect. And obviously that's sort of an incidence number, not a prevalence number. So with duration that would go up.  But the other question was on the DAWN study. I’m just trying to figure out I think again, it was eluded to earlier, what do you think the next major indication would be and what study? Could that be the DAWN study do you think you would file that?

Maria Fardis - Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

This is Maria. Thank you for your question, Michael. Absolutely. It is possible. It really depends on the data. As there was noted earlier that that study has finished enrollment in second quarter and if the data continues as Bob had indicated, absolutely. We are looking forward to that path forward. Our immediately indication, as Maky noted, is still Waldenstrom's and we have additional submissions and follicular is in the near future, shortly after that.

Michael J. Yee - Analyst, RBC Capital Markets LLC

Perfect. Thanks.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You’re welcome.

Operator

Thank you. Our next question comes from Matthew Andrews of Fargo Securities. Your line is open.

Matthew J. Andrews - Analyst, Wells Fargo Securities LLC

Hey. Good afternoon. Thanks for taking the questions. Bob, for clarity, now that you have first-line 17p CLL on the label, can you tell us what you believe the on-label, potentially treatable population is? Second, for Jesse or Urte, if she's available. Follow-up on Cory's question in light of the real world safety data there beginning to emerge from the FDA's AERS, historically, how's FDA incorporated these data into potential label changes? And then lastly, Maky, can you just clarify your comments on Waldenstrom's? I missed them.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Briefly, up front, first-line, it's been reported that there are roughly 5% to 7% of those patients suffer from 17p. So we really just don't know. As you move into second-line, it moves to 30% to plus, 17p, and some people say that's derived from the amount of chemo that they take. So it's a very dynamic assessment that the clinician and the patient will have to take into account. I think as we have initial success, it could expand rather dynamically. So that's kind of our viewpoint. But those kind of give you a set of ballpark numbers. Dana, would you have something to add to that?

Dana Lee – VP, Drug Safety, Pharmacyclics, Inc.

Yeah. Regarding the FDA AS Data report, in general if we receive any serious case reports that we have, they are all reported to the FDA as required by law. So if there's any aversive events that warrants updating in the label it will be reflected in the label accordingly.

Matthew J. Andrews - Analyst, Wells Fargo Securities LLC

So would that be in sections, say five or six, if they update those sections with the post marketing data as they feel it's appropriate?

Dana Lee – VP, Drug Safety, Pharmacyclics, Inc.

Yes. It will be a collaboration with the regulatory of parties to update on section typically in those sections that you described.

Matthew J. Andrews - Analyst, Wells Fargo Securities LLC

Okay. Thank you. And then just Maky on the Waldenstrom's?

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

On the Waldenstrom's we presented our data in ASH last year; the team had a face-to-face meeting with the FDA last month in June and they are planning to file actually the NDA by the end of this year. So if you want a little bit more clarity on the data I can ask Jesse to give a little bit update if you didn't see at ASH 2013 our data.

Matthew J. Andrews - Analyst, Wells Fargo Securities LLC

That was, the Treon data, Dana-Farber?

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

Exactly. And as you know our team as well started our relapse refractory Waldenstrom's trials recently. Maria, can you give us an update on that?

Maria Fardis - Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Yes. Absolutely. Thank you for that question. We have started our PCYC-1127 study it's a Phase III relapse refractory Waldenstrom study for ibrutinib versus ibrutinib/rituximab. The study's active as of now in the U.S. and Europe and actively enrolling. So we are underway.

Matthew J. Andrews - Analyst, Wells Fargo Securities LLC

And that randomized study would be supportive of the Phase II data you're filing on?

Maria Fardis - Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Indeed.

Matthew J. Andrews - Analyst, Wells Fargo Securities LLC

Yeah. Okay. Thank you.

Maria Fardis - Chief Oncology Operations & Alliances, Pharmacyclics, Inc.

Sure.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome, Matthew. Next question, operator?

Operator

Thank you. Our next question comes from Robyn Karnauskas of Deutsche Bank. Your line is open.

Mohit Bansal - Analyst, Deutsche Bank Securities, Inc.

Hi. This is Mohib [ph] for Robyn. Congratulations for a great quarter and thanks for taking our question. I have one question for Manmeet. Given that your strong revenue run rate and expenses under control, do you think you will need to use excess amounts at all this year? Or probably, ever? And when do you start reaping these, this excess amount? Thank you.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Okay. So I would start with the first question which is easy, that with the current growth of the revenues we have in the Q2, we don't anticipate that we'll use any excess amounts in this year at least and in future years also. And if, it depends if we become profitable in third quarter which we saw that we were at $6 million of net expenses for the collaboration. If we turn profitable in third quarter of 2014, and we have two more profitable quarters, we will have to pay out of profits from Q2 of 2015 any profits, our profit share to repay that excess amount. Does that help?

Mohit Bansal - Analyst, Deutsche Bank Securities, Inc.

Yeah, got it. Thanks. Now we can all simplify our models. Thank you.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Sure.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Mohib , just to be clear on that, that will not dip into our cash reserves. It was programmed that way by Maky in negotiation. So, not that you don't understand that, but just to make that clear, it's in that second quarter, if we were to be profitable out of those profits to the degree that we were profitable, we begin to repay those notes, I think, everything else that Manmeet has said here is very spot on. We appreciate your question.

Mohit Bansal - Analyst, Deutsche Bank Securities, Inc.

Thank you.

Operator

Thank you. We have a follow-up question from Jason Kantor of Credit Suisse. Your line is open.

Jason D. Kantor - Analyst, Credit Suisse Securities

Thanks. All my questions have been asked and answered.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

So operator. We have time for one more question if there is one.

Operator

Thank you. Our next question comes from Matthew Harrison of Morgan Stanley. Your line is open.

Matthew Harrison - Analyst, Morgan Stanley

Great. Thanks for fitting me in. I want to go back to Slide #18 and ask two questions related to that. So one, maybe could you provide us with the dominator the patient numbers that you're using to calculate these shares, and then maybe how you think they change with the new label. And then secondly, related to the trend. Obviously the growth in market share quarter-over-quarter has been slowing. Could you maybe talk about if you think that's the right trend to think about going-forward or do you think that there's going to be a change in inflection in that trend? And then separately from Manmeet, if you could just tell us exactly what was the gross net change sequentially? Thank you.

Ramses Erdtmann – Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

Okay. Just to answer your first question. There is, IMS provides these overviews, they run the numbers, and they define the denominator. I can't give it to you right now, what the exact basis is, but they define it as all patients treated in a certain month that are in second plus line. And if they

Matthew Harrison - Analyst, Morgan Stanley

I just wanted the number. Sorry, Ramses, I was just looking for the number. Do you have that number or

Ramses Erdtmann – Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

I don't have it handy. You would have to ask IMS. It's a service they provide. Who else has

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

This is Manmeet. For your second question for gross to net, we have approximately 13% for first quarter gross to net and now for second quarter we had 9%.

Matthew Harrison - Analyst, Morgan Stanley

Okay. Thanks. And then just back on slide 18 I was asking about the trend. Obviously you're seen a change, I mean, quarter-over-quarter the penetration in the market has slowed. I'm just wondering if you think that's the right trend to think about going forward or do you think there's going to be a change in that trend?

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

Can you define how you say that the market is slowed. What is for you slowed?

Matthew Harrison - Analyst, Morgan Stanley

So for example, from the first quarter if I look at the first quarter of 2014 over the fourth quarter of 2013 you've gained 20 points of market share and then the second quarter and I'm talking about CLL here. And then from the second quarter of 2014 to the first quarter of 2014 you gained 10 points of market share. And so obviously that's you've gone from 20 to 10. So should it be five next quarter? Like what should we think about that trend going forward?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Matthew, that's a difficult number to project accurately. Clearly the higher you come up the adoption curve, the less there is, but I would caution you that these market share numbers as reported by IMS are probably latent and not as accurate as they would have been historically because we provide a therapy that's really breakthrough designation for a reason. It's providing results that are unprecedented, and so it's really difficult to say what share is there out there given that that's the approach. You have your weekly IMS numbers, you have your monthly numbers. Those probably give you as good an indication. If you run it too much by the books, I think you're going to, you'll make a mistake. You're always free to do it any way you feel but that would be my comment on what you've just asked. Anyone else, Ramses, you have a comment?

Matthew Outten - VP, Commercial Operations Pharmacyclics, Inc.

I'd add one to that, too. I mean, when you look at the numbers but then you also look at what is left and all of the other patients who need I mean, when you think about unmet need that's the reason that the breakthrough therapy designation came. And while we've done exceptionally well, there's still a number of patients that are going to have an opportunity to benefit from IMBRUVICA and with the new overall survival data and the new data in the label from RESONATE, which will now allow to proactively go out and discuss with doctors, there are many patients, even just within that IMS slide that you're referring to that we're now going to be able to go out and proactively capture.

Matthew Harrison - Analyst, Morgan Stanley

Okay. All right. Thanks very much.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

So, operator, that wraps up our handling of questions. In closing I would just like to say that team Pharmacyclics is here for the betterment of patients suffering from oncology disease and we are very proud to be delivering so successfully toward that goal. I would be remiss if I did not extend my gratitude to each member of the Pharmacyclics team. It is they who have made it possible to report this wonderful news today, and it is through their continued efforts that we look forward to improving upon these results well into the future. Thank you very much. Have a good afternoon.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may all disconnect. Everyone have a great day.